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                                                                    EXHIBIT 99.1

PRESS RELEASE

ZYDECO ENERGY, INC.
2170 PLAZA OF THE AMERICAS, NORTH TOWER
700 NORTH PEARL STREET
DALLAS, TEXAS  75201
TELEPHONE: 214-999-9300
CONTACT: SAM B. MYERS, JR.
         PRESIDENT & CEO

                   ZYDECO ENERGY TO MERGE WITH DATAVON INC.
              ENTERS GROWING INTERNET TELECOMMUNICATIONS BUSINESS


     DALLAS, TEXAS - May 23, 2000 - Zydeco Energy, Inc. (OTC BB: ZNRG.OB) announced today that it has entered into a Merger Agreement with DataVoN Inc. DataVoN is a privately-held wholesale provider of internet telephone services. As a result of the merger, the stockholders of DataVoN will own approximately 80% of the voting stock of Zydeco Energy, which will change its name to DataVoN Inc.

     Under the Merger Agreement, following the merger, Hugh Simpson, President and Chief Executive Officer of DataVoN and the owner of substantially all of DataVoN's outstanding capital stock, will be appointed President, CEO and a director of Zydeco. Sam B. Myers, Jr., will resign from these positions with the parent company upon Mr. Simpson's appointment. Following the merger, Mr. Simpson will own approximately 77% of the voting stock of Zydeco and will be sole director of Zydeco until other director candidates are selected.

     "I am excited about the prospects of this new technology direction for Zydeco," commented Sam B. Myers, Jr., President and CEO of Zydeco. "DataVoN has a vision of an expanding voice and data transmission network in major market areas that integrates with existing local and long distance carriers. DataVoN also has the distinction of being an emerging growth technology company that currently makes money."

     The Merger. The merger is expected to be completed on or about June 9, 2000 by the merger of a newly formed subsidiary of Zydeco into DataVoN resulting in DataVoN becoming a wholly-owned subsidiary of Zydeco. The parent company will then change its name to DataVoN Inc. The merger will not require the approval of stockholders of Zydeco.

     Upon the completion of the merger, all of the outstanding shares of common stock of DataVoN will be converted into:

   . 32,623,851 shares of Zydeco common stock; and

   . 7,190 shares of Zydeco Series A Convertible Senior Preferred Stock, $.001
     par value convertible into 7,190,000 shares of Zydeco common stock (or
     1,000 shares of common stock for each share of preferred stock).
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     The Zydeco preferred stock, which will be issued entirely to Mr. Simpson in the merger, will vote together with the Zydeco common stock on all matters (except as otherwise required by law) on an "as converted" basis. That is, each of the 7,190 shares of Zydeco preferred stock issued in the merger will be entitled to 1,000 votes on all matters with the Zydeco common stock.

     It is expected that following completion of the merger, the Certificate of Incorporation of Zydeco will be presented to Zydeco stockholders for amendment to increase the number of shares of common stock that Zydeco is authorized to issue. If the Certificate of Incorporation is so amended, all outstanding shares of the Zydeco preferred stock issued in the merger will be automatically converted into Zydeco common stock.

     In connection with the merger negotiations, Zydeco will issue upon completion of the merger warrants to purchase 523,756 shares of Zydeco common stock at $0.08 per share to two individuals for broker services.

     About DataVon. DataVon is currently building one of the nation's first "next-generation" packet switched internet protocol ("IP") networks to provide voice and data services in over 80 domestic market areas. A unique, meshed IP backbone will transport "toll quality" traffic to any of DataVoN's connected cities. DataVoN believes that this network architecture will drastically reduce the cost of originating, transporting and terminating traffic while providing network scalability for future growth.

     DataVon had revenues of $8.27 million in 1999 and $2.5 million (unaudited) for the first quarter 2000. Operating income was $806,000 in 1999 and $832,000 (unaudited) for the first quarter 2000. Earnings before taxes, interest, depreciation and amortization ("EBITDA") for those same periods were $848,000 and $839,000, respectively. Total assets were $1.67 million at December 31, 1999 and $2.3 million (unaudited) at March 31, 2000.

     Hugh Simpson, age 42, founded DataVoN in 1997 and has served as its sole officer and majority shareholder. In 1991, Mr. Simpson founded Travel Com 800 Inc., a communications company serving military personnel for their calling card and wireless needs, where he worked until 1996. Mr. Simpson's United States Marine Corp Reserve Unit was activated for duty in Operation Desert Shield and Storm in 1990. Mr. Simpson achieved the rank of Lieutenant Colonel before joining the inactive roles in June 1999. From 1988 to 1990, Mr. Simpson was employed by International Telecharge, Inc. as a National Product Manager. Mr. Simpson served as a board member of Total Communication, a private communications concern based in Cedar Rapids, Iowa until September 1999. Mr. Simpson received a Bachelor Degree from Sam Houston State University in 1979.

     DataVon's executive office is in Richardson, Texas, a suburb of Dallas. DataVon presently has approximately 16 employees.

     Zydeco's Oil and Gas Business. In anticipation of the merger, Zydeco will concentrate its oil and gas exploration and technology assets in its Zydeco Exploration


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subsidiary. Mr. Myers stated, "We started our business as a technology play in the oil and gas exploration arena. Unfortunate timing and plain bad luck have made it difficult to realize significant value for our shareholders with our exploration assets. We will continue our efforts to pursue value for our shareholders with our West Cameron Seismic Project and our patented Wavefield seismic technology assets."

















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